Exhibit 99.2

September 25, 2013

Kior, Inc.

13001 Bay Park Road

Pasadena, TX 77507

Attention: Fred Cannon, President

Re:	Investment Commitment

Dear Fred:

I understand that Kior, Inc. (the “Company”) has elected to pursue an expanded build out strategy at its existing Columbus based facility (“Columbus II”). In addition, I understand that the Company is pursuing financing alternatives to support this plan and the Company’s current liquidity needs and that the Company currently expects to need additional cash on or before September 30, 2013.

Khosla Ventures is the largest investor in Kior, Inc. and we are very familiar with the Company’s technological and operational position and progress and the plans related to Columbus II. In making and monitoring our investment in the Company, we have conducted extensive and detailed technical, financial and operational due diligence. I would like to personally reiterate my intent to continue to support the Company financially, including the Columbus II plan.

As a result of the foregoing, I hereby commit to the Company as set forth below:

•	I will fund to the Company, in immediately available funds (either through personal funds or using funds held by a trust I control), cash in an amount up to $25,000,000.

•	I currently anticipate that such amounts will be funded either as part of a broader debt and/or equity financing structure, in connection with a convertible note structure with a conversion premium to be negotiated or alternative terms, if requested by the Company, and mutually agreed by the parties, as in the best interest of the Company and its stockholders.

I currently have sufficient resources available to fund the commitment described herein. My commitment is subject only to the negotiation and execution of financing documents or to execution of documents necessary to effect the extension of the Company’s existing debt facility.

Sincerely,

VINOD KHOSLA

/s/ Vinod Khosla
By: Vinod Khosla